Exhibit 99.1

ANALOGIC CORPORATION	News Release
8 CENTENNIAL DRIVE
PEABODY, MA 01960

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Mark Namaroff

Director of Strategic Marketing and Investor Relations

(978) 326-4058

Investorrelations@analogic.com

Analogic Corporation Announces Results for its Second Quarter

Ended January 31, 2010

PEABODY, MA (March 9, 2010) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision medical and security imaging equipment, today announced results for its second quarter ended January 31, 2010.

Highlights during the second quarter included:

•	Second quarter revenue of $103.3 million and $0.29 EPS

•	Improved operating margins and generated cash flow from operations of $7.9 million

•	Medical Technology revenues increased $2.8 million from Q1 2010 driven by increased demand in the Specialized Ultrasound segment

•	Security Technology revenues increased $5.9 million versus Q1 2010 due to the return to more typical revenue run rates

Revenues for the second fiscal quarter ended January 31, 2010, were $103.3 million, compared with first quarter revenues of $95.4 million and the prior fiscal year’s second quarter revenues of $102.7 million. Income from operations for the second quarter of fiscal 2010 was $5.0 million compared with breakeven results in the first quarter of fiscal 2010, and a loss of ($1.5) million in the prior year’s second quarter. Reported net income for the second quarter of fiscal 2010 was $3.6 million, or $0.29 per diluted share, compared with $26,000, or $0.00 per diluted share, in the first quarter of fiscal 2010, and $1.4 million, or $0.11 per diluted share, for the prior year’s second quarter.

On an adjusted, non-GAAP basis, income from operations for the second quarter of fiscal 2010 was $7.8 million compared with $1.9 million in the first quarter and $3.8 million in the prior year’s second quarter. Adjusted non-GAAP net income for the second quarter of fiscal 2010 was $5.5 million, or $0.43 per diluted share, compared with $1.3 million, or $0.10 per diluted share, in the first quarter of fiscal 2010, and $3.4 million, or $0.27 per diluted share, for the prior year’s second quarter. A reconciliation of GAAP to adjusted non-GAAP results is included as an attachment to this press release.

Jim Green, president and CEO, commented, “The results of the second quarter improved sequentially as we continue to see stabilization in our medical technology business and a return to more typical revenue run rates in our security business. We are pleased to see the improving operating margins, reflecting our focus on cost containment while continuing to drive revenue growth. We remain committed to driving operating efficiencies, continued profitability and positive cash flows.”

Segment Revenues

Revenues from our CT and MRI segment were $55.3 million for the second quarter of fiscal 2010, down $2.4 million from the first quarter and down $6.5 million over the prior year’s second quarter. Revenues during the second quarter decreased, from the first quarter of fiscal 2010, primarily reflecting lower customer-funded R&D efforts during the period and decreased, as compared to the second quarter of fiscal 2009, reflecting the global economic slowdown.

Digital Radiography revenues were $8.6 million for the second quarter of fiscal 2010, up $0.4 million from the first quarter and up $1.8 million over the prior year’s second quarter. Demand for our Selenium-based digital detector plates continues to grow as sales of digital mammography systems increase outside the U.S.

Our Specialized Ultrasound segment generated revenues of $24.8 million for the second quarter of fiscal 2010, up $4.8 million from the first quarter and up $4.0 million from the prior year’s second quarter. Revenues during the second quarter increased, as compared with the first quarter of 2010, reflecting seasonality and continued market adoption of the Flex FocusTM and Pro FocusTM UltraView systems. Revenues increased during the second quarter as compared with last year due primarily to increased penetration of new products.

Security Technology revenues were $12.8 million for the second quarter of fiscal 2010, up $5.9 million from the first quarter and up $1.6 million from the prior year’s second quarter. During the quarter, we received $17 million in orders from L-3 Communications, including purchases of eXaminer® 3DX Explosives Detection Systems (EDSs) and eXaminer XLB, as well as funding for upgrades to the full suite of eXaminer EDSs to meet U.S. and international certification standards.

About Analogic

Analogic is a high technology company that designs and manufactures advanced medical imaging and security systems and subsystems sold to original equipment manufacturers (OEMs) and end users in the healthcare and homeland security markets. We are recognized worldwide for advancing state-of-the-art technology in the areas of medical computed tomography (CT), magnetic resonance imaging (MRI), digital radiography, specialized ultrasound, and automatic explosives detection systems (EDS) for airport security. Our OEM customers incorporate our technology into systems that they in turn sell for various medical and security applications. We also sell our ultrasound products directly to hospitals and clinics through our direct worldwide sales force under the business name BK Medical ApS. For more information, visit www.analogic.com.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)	Three Months Ended			Six Months Ended
	January 31, 2010	October 31, 2009	January 31, 2009	January 31, 2010	January 31, 2009

Net revenue:
Product	$98,619	$89,454	$94,444	$188,073	$189,391
Engineering	2,914	3,352	6,208	6,266	9,701
Other	1,731	2,571	2,063	4,302	5,175

Total net revenue	103,264	95,377	102,715	198,641	204,267

Cost of sales:
Product	60,007	59,777	61,822	119,784	127,100
Engineering	3,505	3,167	6,293	6,672	9,483
Other	1,550	1,571	1,697	3,121	3,486

Total cost of sales	65,062	64,515	69,812	129,577	140,069

Gross margin	38,202	30,862	32,903	69,064	64,198

Operating expenses:
Research and product development	12,134	11,455	11,358	23,589	23,925
Selling and marketing	9,616	9,308	9,728	18,924	19,412
General and administrative	10,718	10,095	9,836	20,813	20,464
Restructuring charge	764	—	3,488	764	3,488

Total operating expenses	33,232	30,858	34,410	64,090	67,289

Income (loss) from operations	4,970	4	(1,507)	4,974	(3,091)

Other income (expense):
Interest income, net	150	176	767	326	1,775
Other, net	(274)	(143)	464	(417)	897

Total other income (expense), net	(124)	33	1,231	(91)	2,672

Income (loss) before income taxes	4,846	37	(276)	4,883	(419)
Provision for (benefit from) income taxes	1,222	11	(1,695)	1,233	(2,158)

Net income	$3,624	$26	$1,419	$3,650	$1,739

Net income per share:
Basic	$0.29	$0.00	$0.11	$0.29	$0.13
Diluted	$0.29	$0.00	$0.11	$0.29	$0.13
Dividends declared per share	$0.10	$0.10	$0.10	$0.10	$0.10
Weighted-average shares outstanding:
Basic	12,574	12,672	12,829	12,567	13,030
Diluted	12,593	12,820	12,876	12,586	13,125

CONDENSED CONSOLIDATED BALANCE SHEETS (GAAP)

(Unaudited)

(In thousands, except per share data)	January 31, 2010	July 31, 2009

Assets:
Cash, cash equivalents, and marketable securities	$162,280	$160,293
Accounts receivable, net	66,761	64,874
Inventories	82,712	79,011
Other current assets	20,953	20,113

Total current assets	332,706	324,291
Property, plant, and equipment, net	81,316	83,688
Other assets	56,596	56,135

Total Assets	$470,618	$464,114

Liabilities and Stockholders’ Equity:
Accounts payable	$24,928	$22,064
Accrued liabilities	28,733	30,868
Advanced payments and deferred revenue	10,583	7,219

Total current liabilities	64,244	60,151

Long-term liabilities	7,261	6,444

Stockholders’ equity	399,113	397,519

Total Liabilities and Stockholders’ Equity:	$470,618	$464,114

UNAUDITED SUPPLEMENTAL INFORMATION—RECONCILIATION OF GAAP TO NON-GAAP MEASURES

We provide adjusted non-GAAP gross margin, adjusted non-GAAP operating expenses, adjusted non-GAAP income from operations, adjusted non-GAAP income before income taxes, adjusted non-GAAP net income, and adjusted non-GAAP diluted earnings per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Share-based compensation expense. We incur expense related to share-based compensation included in the GAAP presentation of cost of sales, research and development, selling and marketing, general and administrative expense. Although share-based compensation is an expense and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within our control, such as the market price and volatility of our shares, risk-free interest rates, and the expected term and forfeiture rates of the awards. Share-based compensation expense is calculated as of the grant date of each share-based award, and generally cannot be changed or influenced by management after the grant date. Our management team believes that exclusion of these expenses allows comparisons of operating results that are consistent between periods and allows comparisons of our operating results to those of other companies that disclose adjusted non-GAAP financial measures that exclude share-based compensation.

Acquisition related expenses. We incur amortization of intangibles and other expenses related to acquisitions it has made in recent years. The intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed after the acquisition. We believe that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses.

Restructuring charges. We continuously strive to improve the company’s operating efficiency. During the three months ended January 31, 2010, we reduced our work force by 17 employees worldwide. The total cost, including severance and personnel related costs, was $764,000 and was recorded as an operating expense during the three months ended January 31, 2010. During the three months ended January 31, 2009, we reduced our work force by 145 employees or approximately 9% worldwide. The total cost of these activities was $3,811,000 of which $3,488,000 was recorded as an operating expense during the three months ended January 31, 2009. An additional $323,000 was charged against restructuring accrual previously recorded as part of the Copley acquisition. We believe that the exclusion of these expenses allows for comparisons of operating results that are consistent over time.

Taxes. For purposes of calculating adjusted non-GAAP net income and adjusted non-GAAP diluted earnings per share, we adjust the provision (benefit) for income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax provision (benefit). In addition, from time-to-time, we recognize certain non-recurring tax adjustments. In the three months ended January 31, 2009, we recorded $1,729,000 of discrete tax benefits of which $1,232,000 related to an income tax refund for R&D tax credits and $497,000 related the settlement of an income tax audit.

We exclude the above-described expenses, their related tax impact and other non-recurring tax benefits in evaluating short-term and long-term operating trends in our operations, and allocating resources to various initiatives and operational requirements. We believe that these adjusted non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making.

These adjusted non-GAAP financial measures have not been prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Further, these adjusted non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

The following table reconciles the adjusted non-GAAP financial measures to their most directly comparable GAAP financial measures.

ADJUSTED NON-GAAP STATEMENT OF OPERATIONS RECONCILIATION

(In thousands, except per share data)	Three months Ended			Six Months Ended
	January 31, 2010	October 31, 2009	January 31, 2009	January 31, 2010	January 31, 2009

GAAP Gross Margin	$38,202	$30,862	$32,903	$69,064	$64,198
Share-based compensation expense	81	84	64	165	145
Acquisition related expenses	282	282	286	564	1,434

Adjusted Non-GAAP Gross Margin	$38,565	$31,228	$33,253	$69,793	$65,777

Percentage of Total Net Revenue	37.3%	32.7%	32.4%	35.1%	32.2%

GAAP Operating expenses	$33,232	$30,858	$34,410	$64,090	$67,289
Share-based compensation expense	(1,202)	(1,071)	(972)	(2,273)	(2,553)
Restructuring charge	(764)	—	(3,488)	(764)	(3,488)
Acquisition related expenses	(451)	(451)	(451)	(902)	(898)

Adjusted Non-GAAP Operating Expenses	$30,815	$29,336	$29,499	$60,151	$60,350

Percentage of Total Net Revenue	29.8%	30.8%	28.7%	30.3%	29.5%

GAAP Income (Loss) From Operations	$4,970	$4	$(1,507)	$4,974	$(3,091)
Share-based compensation expense	1,283	1,155	1,036	2,438	2,698
Restructuring charge	764	—	3,488	764	3,488
Acquisition related expenses	733	733	737	1,466	2,332

Adjusted Non-GAAP Income From Operations	$7,750	$1,892	$3,754	$9,642	$5,427

Percentage of Total Net Revenue	7.5%	2.0%	3.7%	4.9%	2.7%

GAAP Income (Loss) Before Income Taxes	$4,846	$37	$(276)	$4,883	$(419)
Share-based compensation expense	1,283	1,155	1,036	2,438	2,698
Restructuring charge	764	—	3,488	764	3,488
Acquisition related expenses	733	733	737	1,466	2,332

Adjusted Non-GAAP Income Before Income Taxes	$7,626	$1,925	$4,985	$9,551	$8,099

Percentage of Total Net Revenue	7.4%	2.0%	4.9%	4.8%	4.0%

GAAP Net Income	$3,624	$26	$1,419	$3,650	$1,739
Share-based compensation expense	857	780	884	1,637	2,078
Restructuring charge	492	—	2,372	492	2,372
Acquisition related expenses	483	462	501	945	1,538
Tax refunds and related interest	—	—	(1,729)	—	(1,729)

Adjusted Non-GAAP Net Income	$5,456	$1,268	$3,447	$6,724	$5,998

Percentage of Total Net Revenue	5.3%	1.3%	3.4%	3.4%	2.9%

GAAP Diluted Net Income Per Share	$0.29	$0.00	$0.11	$0.29	$0.13
Effect of non-GAAP adjustments	$0.14	$0.10	$0.16	0.24	0.33

Adjusted Non-GAAP Diluted Net Income Per Share	$0.43	$0.10	$0.27	$0.53	$0.46